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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                                THOMAS D. PESCHIO
                                       AND
                        GOVERNMENT PROPERTIES TRUST, INC.

         This Employment Agreement (the "Agreement"), dated as of September 30, 2003 ("Effective Date"), between Government Properties Trust, Inc., a Maryland corporation (the "Company"), and Thomas D. Peschio, a resident of Nebraska (the "Executive"):

         WHEREAS, the Executive has extensive experience in owning and operating real estate companies which acquire, broker, lease and manage commercial real estate and real estate investment entities and has previously served as the President and as a Director of the Company's predecessor, Gen-Net Lease Income Trust, Inc. ("Gen-Net"); and

         WHEREAS, the Company wishes to continue to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive desires to continue such employment, in the capacities and on the terms and conditions set forth below.

         NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

         1.       EMPLOYMENT.

                  (a) POSITIONS. The Executive shall be employed by the Company as its President and Chief Executive Officer ("CEO"). The Executive shall also serve as a member of the Company's initial Board of Directors and thereafter as elected.

                  (b) DUTIES. The Executive's principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of President and CEO and such other executive duties and responsibilities as the Board of Directors ("Board") shall from time to time reasonably assign to the Executive and as are set forth in the Company's Bylaws applying to the President and CEO. The Executive shall be responsible for and have authority over the day-to-day operational management of the Company. The Executive shall report directly to the Board. All other officers of the Company shall report to the Executive or such person(s) as the Executive may designate from time to time.


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                  (c) EXTENT OF SERVICES. Except for illnesses and vacation
         periods, the Executive shall devote a substantial majority of his time, attention and best efforts to the performance of his business duties and responsibilities under this Agreement. Notwithstanding the foregoing, Executive (i) may make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) may participate in charitable, academic, political or community activities and boards, and in trade or professional organizations, and (iii) may hold directorships in other companies consistent with the Company's conflict of interest policies and corporate governance guidelines as in effect from time to time.

         2. TERM. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a term of five (5) years following the Effective Date. At the end of the five (5) year term this Agreement shall be automatically extended for an additional one (1) year on each anniversary of the Effective Date thereafter (the last day of each such term is referred to herein as a "Term Date"), unless either party terminates this Agreement not later than ninety (90) days prior to a Term Date by providing written notice to the other party of such party's intent not to renew, or it is sooner terminated pursuant to Section 7. For purposes of this Agreement, "Term" shall mean the period of five (5) years following the Effective Date hereof plus any extensions pursuant to this Section 2.

         3. BASE SALARY. The Company shall pay the Executive a base salary annually (the "Base Salary"), which shall be payable in periodic installments according to the Company's normal payroll practices. The initial Base Salary shall be $350,000.00. The Board or the Compensation and Human Resources Committee of the Company (the "Compensation Committee") shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term. For purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this Section 3. The Base Salary shall be increased for each calendar year during the Term by a percentage equal to the percentage increase, if any, in the level of the CPI (as hereinafter defined) last published prior to January 1 of the year in question over the level of the CPI published in 2003. The Base Salary for any year, as increased under this Section, shall not be subsequently reduced notwithstanding any reduction in the level of the CPI.

         The term "CPI" means the Consumer Price Index now known as the U.S. Bureau of Labor and Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, all Items for the Omaha, Nebraska SMSA. If the CPI shall be discontinued, the foregoing calculation shall be made using a reasonably equivalent successor or comparable measure of increase in the cost of living in Omaha, Nebraska.


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         4. ANNUAL INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the Term of this Agreement consistent with a bonus policy ("Bonus Policy") adopted by the Compensation Committee.

         The Bonus Policy shall be applied under the following conditions: 1) the first year the Bonus Policy shall be in effect is 2004; 2) For 2004 and thereafter, the Compensation Committee and the Executive shall mutually agree, by no later than March 31, on three (3) sets of financial performance goals for the Company, based on Funds from Operations or Total Return to Shareholders and the Company's audited financials for the prior year. If the first or threshold set of goals is met by the Company, the Compensation Committee shall award the Executive a cash bonus equal to forty percent (40%) of his Base Salary for the prior year, as adjusted in Section 3 if applicable. If the second or target set of goals is met by the Company, the Compensation Committee shall alternatively award the Executive a cash bonus equal to sixty percent (60%) of his Base Salary for the prior year, as adjusted in Section 3 if applicable. If the third or maximum set of goals is met by the Company, the Compensation Committee shall alternatively award the Executive a cash bonus equal to eighty percent (80%) of his Base Salary for the prior year, as adjusted in Section 3 if applicable; and
3) A bonus shall be awarded and paid not more than thirty (30) days after the Compensation Committee has received the final audited financial statements for the Company for the prior year. All Bonus Policy award calculations shall be based on the Company's most recent audited financial statements. If the Company fails to achieve the threshold performance goals applicable for the year in question, nothing herein shall be construed to prevent the Compensation Committee from recommending to the Board of Directors and the Board thereafter approving a cash bonus to the Executive based on terms determined to be fair, reasonable and equitable by a majority of disinterested Board members.

         5. STOCK GRANT. The Executive shall receive, not later than March 31, 2004, a one-time grant of restricted and unregistered shares of the Company's voting common stock in a numerical amount equal to 0.625% of the number of shares issued pursuant to the Company's public offering of its voting common stock (rounded to the next whole share) which is anticipated to occur in late 2003. In no event shall the stock grant to the Executive provided for in this
Section 5 exceed an amount worth in excess of one million dollars ($1,000,000.00) based on the Issue Price of the Common Stock on the Effective Date of the Company's Secondary Offering, assuming the shares issued pursuant to the grant have the same value as the Company's trading shares. The shares of common stock granted to the Executive pursuant to this Section 5 shall be issued and shall vest to him at the rate of twenty percent (20%) per annum until fully issued and vested, said issue date or dates to be set by agreement between the Compensation Committee and the Executive. Notwithstanding anything to the contrary, the Company shall pay either the dividends themselves or, in lieu thereof, an amount equal to the


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Executive's dividends declared based on the total number of shares granted to the Executive under this Section 5, rather than the number of shares vested.

         6.       BENEFITS.

                  (a) VACATION. The Executive shall be entitled to twenty (20) business days of vacation per full calendar year. Upon termination, the Executive shall be entitled to cash in lieu of any unused vacation time. Vacation time shall accrue in whole from year-to-year.

                  (b) SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days on an as needed basis.

                  (c)      BENEFIT PLANS.

                           (i) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The
                  Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to any other executive of the Company.

                           (ii) DEFERRED COMPENSATION PLAN. The Company may
                  adopt a deferred compensation plan for the benefit of the Executive. The terms and conditions of the plan will be negotiated between the Compensation Committee and the Executive. The plan shall, at a minimum, provide for full vesting of all benefits in not more than five (5) years.

                  (d)      OTHER BENEFITS.

                           (i) CAR ALLOWANCE. The Company shall pay Executive a
                  monthly car allowance of $1,200.00 (or lease a car of his selection for his exclusive use), plus related operating expenses, taxes, insurance and fees which shall be reconciled at the end of each fiscal year.

                           (ii) TAX PREPARATION AND FINANCIAL PLANNING. The
                  Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum aggregate of $7,500.00 annually.


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                           (iii) DIRECTORS AND OFFICERS INSURANCE. During the
                  Term and thereafter for a period sufficient to include any claims made within applicable statute of limitations, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to any other current officers and directors.

                           (iv) DISABILITY INSURANCE. By June 30, 2004, the
                  Company shall acquire and maintain, at its cost, supplemental renewable long-term disability insurance for the benefit of the Executive as agreed to by the Company and the Executive.

                           (v) LIFE INSURANCE. By June 30, 2004, the Company
                  shall purchase on the life of the Executive a whole life insurance policy with a death benefit of $500,000.00 with the Executive (or his assignee) as the owner of the policy and with the right to designate the beneficiary of the death benefit, provided that the Executive's health and other underwriting conditions are satisfactory (or in lieu thereof, at the Executive's election, the Company may assume the payment of premiums for insurance policies in a like amount currently in existence, all other provisions of Section 6(d)(v) applying). The premiums paid on this policy shall be imputed as income to the Executive, and the Company will pay to the Executive such additional amount as necessary to have no federal, state or local tax effect on the Executive (the "Executive Life Insurance Program"). The Executive Life Insurance Program shall be issued by an AA or better rated (by AM Best) insurer. The Company will obtain bids for this program and review the final program with the Executive and the Compensation Committee for approval.

                           (vi) EXPENSES, OFFICE AND SUPPORT. The Executive
                  shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company's policy as in effect from time to time and on a basis no less favorable than that applicable to any other executive of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative and technological support, and such other facilities and services as are suitable to the Executive's positions and adequate for the performance of the Executive's duties.


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                           (vii) GENERAL. Subject to the provisions of each of
                  the respective plans, the Company shall provide to the Executive all benefits which other employees of the Company are entitled to receive, in accordance with the terms and conditions of any policies or plans applicable to such benefits. The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company. Notwithstanding anything herein to the contrary, the Company shall not be obligated to institute, maintain, or refrain from changing perquisite, so long as such changes applicable to the Executive are equally applicable to other executives of the Company (i.e., the benefits of the Executive will not be singled out for reduction or modification in a manner inconsistent to that provided to other executives of the Company).

         7.       EMPLOYMENT TERMINATION.

                  (a) VOLUNTARY TERMINATION DUE TO RETIREMENT OR OTHERWISE. In the event the Executive's employment is terminated, while this Agreement is in force, by reason of voluntary retirement by the Executive or other voluntary reasons, the Executive's benefits shall be determined in accordance with the Company's defined benefit, deferred compensation, health, disability and life insurance plans or policies, then in effect.

                  Upon the effective date of such termination, the Company shall pay to the Executive his full Base Salary (at the amount then in effect as provided in Section 3 herein), accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination. The Executive also shall receive a pro rata bonus payment under the Bonus Policy, based upon the level of achievement of the pre-established performance goals up through and including the Effective Date of Termination, as determined in good faith by the Board, plus all other benefits to which the Executive has a vested right to at that time. The Company's obligation to pay and provide to the Executive Base Salary, annual bonus and any unvested shares reserved pursuant to the stock grant (as provided in Sections 3, 4 and 5 herein, respectively), shall immediately thereafter expire and the Company and the Executive thereafter shall have no further obligations under this Agreement.

                  (b) TERMINATION DUE TO DEATH OR TOTAL DISABILITY. In the event of the death or Total Disability (defined below), of the Executive during the term of this Agreement, the Company shall pay, according to the terms established by the Executive or his authorized representative, to the Executive or the Executive's surviving spouse, other authorized representative or other beneficiary as so designated by the Executive during his lifetime, or to the


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         Executive's estate, as appropriate, the Executive's Base Salary, as adjusted for the CPI, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination and the annual cash bonus equal to the prior year's bonus or $150,000.00, whichever is greater, for the remainder of the Term of this agreement or for a period of three (3) years, whichever is greater. In addition, any unvested portion of the stock granted under Section 5 shall immediately vest for the Executive's benefit and be promptly distributed to the same recipient receiving Executive's Base Salary.

                  The Company's obligation to provide to or for the Executive his Base Salary, annual bonus, and stock grant (as provided in Sections 3, 4 and 5 herein, respectively), shall immediately thereafter expire and, the Company shall have no further obligations under this Agreement.

                  In the event that the Executive is unable to perform his duties herein for a period of more than one hundred eighty (180) calendar days in the aggregate, whether or not consecutive, during any period of twelve (12) consecutive months, or in event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months based on the medical opinions of two qualified and unaffiliated physicians ("Total Disability"), the Company shall have the right to terminate this Agreement and the Executive's employment hereunder. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Total Disability at least ninety (90) calendar days prior to the Effective Date of such termination.

                  The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment as President and Chief Executive Officer, as contemplated by Section 1 herein, such Disability to be determined by the Board of Directors upon receipt of and in reliance on competent medical advice from two or more individuals selected by the Board and acceptable to the Executive who are qualified to give such professional medical advice.

                  It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for


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         any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

                  (c) WITH CAUSE. At the election of the Company and subject to the provisions of this Section 7(c), Executive shall be terminated immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, "Cause" for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company's reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the Executive, or (iv) gross negligence or willful misconduct in the performance of the Executive's duties. For purposes of this Section 7(c), no act, or failure to act, on the Executive's part will be deemed "gross negligence" or willful misconduct" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Executive pursuant to subsections (ii) through (iv) hereof, the Company shall first be required to prove to the reasonable satisfaction of the Executive that he engaged in improper conduct under these subsections, and if the Executive shall not agree with the Company's assessment of his conduct, then the Executive shall not be terminated until an arbitrator, as provided for in Section 12, has determined that the Executive's conduct constituted improper conduct under the applicable subsection.

                  In the event the Executive is terminated for Cause, he shall be entitled to the compensation and other benefits set forth in Section 7(a). In the event the Executive is terminated without Cause, he shall be entitled to the compensation and other benefits set forth in Section 7(b) in addition to accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.


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                  (d) FOR GOOD REASON. Executive may terminate his employment, at his election, for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following actions or omissions, provided the Executive notifies the Company of his determination that Good Reason exists within one hundred eighty (180) days of the action or omission on which such determination is based:

                           (i) a material reduction of the Executive's duties or
                  responsibilities, a change in reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his position as President and Chief Executive Officer, as the case may be,

                           (ii) an involuntary reduction in the Executive's
                  then-outstanding Base Salary,

                           (iii)  a Change in Control of the Company,

                           (iv) a material reduction or loss of employee
                  benefits, in the aggregate, both in terms of the amount of the benefit and the level of the Executive's participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including without limitation such benefits as group health, dental, 401(k), accident, disability insurance, or group life insurance, that is caused by the Company except as it required by applicable law,

                           (v) absent the Executive's prior written consent, the
                  requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location that is outside the Omaha, Nebraska MSA, or

                           (vi) a breach by the Company of any provision of this
                  Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.

                           "Change in Control" means:

                           (i) The Board of Directors accepts, or recommends to
                  the Company's shareholders the acceptance, of an offer from any "Person" (other than (w) those Persons in control of the Company as of the Effective Date, (x) any Person or Persons acting on behalf of the Company in a distribution of stock to the public, or (y) a trustee or other fiduciary


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                  holding securities under an employee benefit plan of the
                  Company, or (z) a corporation owned directly or indirectly by the stockholders (immediately prior to such transaction) of the Company in substantially the same proportions as their ownership of stock of the Company) to become the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

                           (ii) The Board of Directors approves or recommends to
                  the Company's shareholders: (A) a plan of complete or substantial liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation or entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty-five percent (85%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

         In the event the Executive elects to terminate this Agreement for Good Reason, he shall be entitled to the compensation and other benefits set forth in Section 7(b) hereof.

                  (e) TERMINATION ON FAILURE TO RENEW AT TERM DATE. In the event the Company does not renew this Agreement at a Term Date, then Executive shall receive a lump sum payment equal to two (2) years of the most recent Base Salary plus the average of his bonus awarded pursuant to the Bonus Policy for the previous two (2) years and full acceleration of all unvested shares reserved under the stock grant pursuant to Section 5. Additionally, Company shall pay expense reimbursements and all other compensation related payments that are payable as of the Term Date that are related to his period of employment preceding the Term Date, including pay in lieu of accrued, but unused, vacation.

                  (f) TERMINATION INVOLUNTARY AND WITHOUT CAUSE. In the event Executive is terminated without cause or the Executive resigns from the Company for Good Reason or the Company fails to renew the Executive's Employment Agreement, the Company shall continue for a twelve (12) month period from the Effective Date of termination, the Executive's medical, group term life and disability insurance, the Executive Life Insurance Program and, if applicable, Medicare supplemental coverages. These benefits shall be provided by the Company at the same premium to the Executive, and at the same coverage


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         levels in effect at the time of termination. The benefits set forth herein shall be provided to the Executive in compliance with the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). These benefits will be discontinued prior to the end of the twelve (12) month period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined in good faith by the Board of Directors. For purposes of enforcing this subsection, to the extent necessary for the Company to make an off-set deduction, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits from employment and shall provide or cause to provide to the Company, in writing, correct, complete and timely information concerning the same.

         8. TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such position. On request of the Board at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member.

         9.       EXCISE TAX.

                  (a) In the event that any payment or benefit received or to be received by the Executive in connection with termination of the Executive's employment (regardless of cause and whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments"), such that the Executive will be subject (in whole or in part) to the excise tax imposed under Code Section 4999 ("Excise Tax") on such payments and benefits, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state or local tax on the Gross-Up Payment, will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on such date, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.


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                  (b) The Executive or the Company may request, prior to the time any payments under this Agreement are made, a determination of whether any or all of the Total Payments will be subject to the Excise Tax and, if so, the amount of such Excise Tax and the federal, state and local tax imposed on the Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company's expense, by tax counsel selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), and such determination shall be conclusive and binding on both parties. The Company agrees to provide any information reasonably requested by such tax counsel. Tax counsel may engage accountants or other experts, at the Company's expense, to the extent deemed necessary or advisable for them to reach a determination. For these purposes, the term "tax counsel" shall mean a law firm with expertise in federal income tax matters.

                  (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment, without any interest thereon. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined, without any interest thereon.

                  (d) Each party agrees to notify the other party, in writing, of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to a refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive or Company is informed in writing of such claim or otherwise becomes aware of such claim. If notice of the claim arose as a result of a claim made against the Executive by a taxing authority, Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by


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

         an attorney selected by the Executive and approved by the Company in good faith in order to effectively contest such claim, and (iii) permit the Company to reasonably participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense.

                  (e) Notwithstanding the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Executive (including interest or penalties with respect thereto) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall be required to consult with and keep the Executive fully apprised of developments and actions being considered or taken with respect to such claim, audit or proceeding. The Company's control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue. Each party agrees to keep the other party fully apprised of developments concerning such claim, audit or proceeding and to cooperate with the other in good faith in order to effectively resolve such claim, audit or proceeding.

                   (f) For purposes of this Section, a determination of whether a payment is subject to Excise Taxes, including but not limited to, a determination of change in control, shall be made pursuant to Internal Revenue Code Section 280G.

         10. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "Confidential Information" as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of


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the Company, or others in a confidential relationship with the Company, and relating to the Company's business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive's use of such previously acquired knowledge.

         In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

         11.      ASSIGNMENT.

                  (a) ASSIGNMENT BY THE COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and such successor shall be deemed substituted for all purposes for the "Company" under the terms of this


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

         Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

                  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to as provided in Section 7(b) and 7(f) herein.

                  Except as herein provided, this Agreement may not otherwise be assigned by the Company.

                  (b) ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

                  Executive shall not assign any obligations or responsibilities he has under this Agreement.

         12.      DISPUTES.

                  (a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 1(b) or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

                  (b) ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Omaha, Douglas County, Nebraska, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association


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

         ("Rules") , by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.

         13. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive on a current basis, including the cost of legal counsel and accountants selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made party involuntarily by reason of the Executive being or having been an officer, director or employee of the Company.

         14. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of twelve (12) months following his termination of employment, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement. Notwithstanding anything herein to the contrary, no cooperation shall be required from the Executive after his termination during any


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period of time in which the Executive is in a dispute with the Company concerning any compensation or arrangement or other benefit provided for herein.

         15.      GENERAL.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

                  If to the Company, to:   Government Properties Trust
                                           120 Regency Parkway, #116
                                           Omaha, Nebraska 68114
                                           Attn:  Chairman of the Board of
                                                  Directors
                                           Facsimile: 402-393-2402

         If to the Executive, at his last place of business and residence shown on the records of the Company.

         Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

                  (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

                  (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privileges, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. In making proof of this


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         Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company's successors and the Executive's personal or legal representatives, executors, administrators, heirs, distributees, and legatees. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers an assumption agreement acceptable to Executive's legal counsel, such acceptance not to be unreasonably withheld, or that becomes bound by this Agreement by operation of law.

                  (f)      DEFINITIONS.

                           (i) "Effective Date" shall mean the date set forth in
                  any written notice as the date on which an action shall be effective, except that the Effective Date for this Agreement is the date on which the Company's contemplated 2003 offering of its common stock is completed pursuant to the terms and conditions of an Underwriting Agreement with Friedman, Billings Ramsey and, further, that the Term Date shall control in any matter involving a non-renewal of this Agreement

                           (ii) "Person" is defined as any natural person or any
                  legally recognized entity.

                  (g) CHANGE OF ACCOUNTING YEAR. In the event that the Company elects to change from a calendar to a fiscal accounting year, all terms and conditions herein premised on a calendar year shall be adjusted accordingly so as to not disadvantage the Executive in terms of rights and benefits provided herein.

                  (h) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).

                  (i) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Nebraska, without giving effect to principles of conflicts of law.


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                  (j) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of Section of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
         Whether any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

                  (k) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive's death shall be paid to the Executive's designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

                  (l) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

                  (m) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

                  (n) SURVIVAL. The provisions of Sections 7 through 15 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


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GOVERNMENT PROPERTIES TRUST, INC.           THOMAS D. PESCHIO



By:     /s/ Jerry D. Bringard                      /s/ Thomas D. Peschio
   --------------------------------         -----------------------------------
        Jerry D. Bringard
        Chairman of the Board

Dated: September 30, 2003               Dated: September 30, 2003


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